Exhibit 4.8

______________________________________________________________________________

WISCONSIN GAS COMPANY

and

U.S. BANK NATIONAL ASSOCIATION

As Trustee

______________________

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 22, 2004

to

Indenture Dated as of December 1, 2003

5.20% Debentures due December 1, 2015

______________________________________________________________________________

THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") is made as of March 22, 2004, between WISCONSIN GAS COMPANY, a Wisconsin corporation (the "Company"), as issuer, and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Trustee"), as trustee.

RECITALS

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of December 1, 2003 (the "Original Indenture"), pursuant to which the Company issued and the Trustee authenticated and delivered $125 million principal amount of the Company's 5.20% Debentures due December 1, 2015, which are, as of the date hereof, currently outstanding (the "Securities"):

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to convert its corporate form from a Wisconsin corporation to a Wisconsin limited liability company pursuant to Section 180.1161 of the Wisconsin Business Corporation Law and Section 183.1207 of the Wisconsin Limited Liability Company Act (the "Conversion");

WHEREAS, the Board of Directors of the Company has determined that it is advisable to amend certain provisions of the Original Indenture which may affect the Conversion;

WHEREAS, the Original Indenture provides that the Company and the Trustee may amend or supplement the Original Indenture or the Securities without the consent of any Securityholder to make any change that does not materially adversely affect the rights of any Securityholder;

WHEREAS, the Board of Directors of the Company has determined that the amendments to the Indenture contained in this Supplemental Indenture do not materially adversely affect the rights of any Securityholder; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary action on the part of the Company.

NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Securityholders:

ARTICLE I

DEFINITIONS; INTERPRETATION

SECTION 1.1 Definitions. Capitalized terms that are defined in the preamble or the recitals hereto shall have such meanings throughout this Supplemental Indenture. Capitalized terms used but not defined in this Supplemental Indenture have the meanings assigned thereto in the Original Indenture. The meanings assigned to all defined terms used in this Supplemental Indenture shall be equally applicable to both the singular and plural forms of such defined terms. The term "Indenture" as used herein means the Original Indenture as supplemented by this Supplemental Indenture, or as otherwise supplemented or amended from time to time by one or more indentures supplemental thereto or hereto entered into pursuant to the applicable provisions of the Indenture.

SECTION 1.2 Interpretation. References in the Original Indenture (including references in the Original Indenture as amended and supplemented hereby) to "this Indenture" (and indirect references such as "hereunder," "herein" and "hereof") shall be deemed references to the Original Indenture as amended and supplemented hereby. All of the covenants, agreements and provisions of this Supplemental Indenture shall be deemed to be and construed as part of the Original Indenture to the same effect as if fully set forth therein and shall be fully enforceable in the manner provided in the Original Indenture. Except as otherwise provided in this Supplemental Indenture, all of the covenants, agreements and provisions of the Original Indenture shall remain in full force and effect.

ARTICLE II

AMENDMENTS

SECTION 2.1 Amendments. The following provisions of the Original Indenture are hereby amended, modified, supplemented or replaced as follows:

(a) The definition of "Board" contained in Article 1, Section 1.01 of the Original Indenture is amended to read in its entirety as follows: ""Board" means the board of directors of the Company or any authorized committee thereof, or, if the Company is not a corporation, the equivalent decision making body thereof or authorized committee thereof."

(b) Article 5, Section 5.01 of the Original Indenture is hereby amended to insert the following language as the last paragraph thereof: "Nothing in this Indenture shall prohibit the Company from effecting a conversion pursuant to applicable law of the Company from a corporation into a limited liability company or from a limited liability company into a corporation, whether directly or by means of a merger, and any such conversion shall not be deemed to be a consolidation, merger or transfer subject to the requirements of the immediately preceding paragraph, provided, that such conversion by law shall not be deemed to affect any obligations or liabilities of the Company incurred prior to such conversion (including obligations or liabilities with respect to the Securities). Notice of any such conversion shall be promptly delivered to the Trustee."

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Conflict with the TIA. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that is required under such Act to be part of and govern the Indenture, the provision of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to this Supplemental Indenture, as so modified or excluded, as the case may be.

SECTION 3.2 Date and Time of Effectiveness. This Supplemental Indenture shall become a legally effective and binding instrument at and as of the date hereof.

SECTION 3.3 Securities Deemed Conformed. As of the date hereof, the provisions of each Security then outstanding shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Security or any other action on the part of the Securityholders, the Company or the Trustee, so as to reflect this Supplemental Indenture.

SECTION 3.4 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture and in the Indenture shall bind their respective successors.

SECTION 3.5 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, any Paying Agent, Registrar and the Securityholders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

SECTION 3.6 Separability. In case any provision in this Supplemental Indenture, or in the Indenture, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 3.7 Trustee Responsibility. The Trustee assumes no duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Original Indenture. The Trustee assumes no responsibility for the correctness of the statements herein contained, which shall be taken as statements of the Company. This Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions of its acceptance of the trust under the Original Indenture, as fully as if said terms and conditions were herein set forth in full.

SECTION 3.8 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.9 Counterparts. This Supplemental Indenture may be executed in counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 3.10 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, unless Federal law governs.

SIGNATURES

Dated as of March 22, 2004                      WISCONSIN GAS COMPANY

                                                            By:    /s/ Jeffrey West
                                                                     Name: Jeffrey West
                                                                     Title: Treasurer

Dated as of March 22, 2004                     U.S. BANK NATIONAL ASSOCIATION

                                                           By:    /s/ Steven J. Peterson
                                                                    Name: Steven J. Peterson
                                                                    Title: Assistant Vice President